Exhibit 99.2
Aspen Technology Appoints David Baker as SVP, Chief Financial Officer
BEDFORD, Mass. - May 7, 2024 - Aspen Technology, Inc. (AspenTech) (NASDAQ: AZPN), a global leader in industrial software, today announced that David Baker has been appointed as Senior Vice President, Chief Financial Officer at AspenTech, effective June 3, 2024.
Mr. Baker joins AspenTech from Emerson Electric Co. (Emerson), where he spent over 27 years in various financial leadership roles, most recently serving as Vice President, Financial Planning, where he led financial planning and analysis for the entire $17 billion Emerson corporation. In this position, Mr. Baker was crucial in leading Emerson’s finance transformation to meet the needs of a newly focused global automation leader. Prior to this role, Mr. Baker served as Vice President and Chief Financial Officer, Automation Solutions at Emerson, where he spearheaded a multi-year cost reset plan that impacted organizational structure and plant footprint, among other areas. As a result of this work, Emerson’s $11.8 billion Automation Solutions business reported record orders, sales and EBITA in 2022.
“I am very pleased to welcome Dave to the AspenTech team. He brings extensive experience in executing growth initiatives and driving financial outcomes at Emerson,” said Antonio Pietri, President and CEO of AspenTech. “His deep financial and business experience, strategic acumen and proven leadership will be critical in helping to drive our corporate strategy and leading our talented finance organization to deliver long-term value to shareholders.”
“AspenTech is an exceptional company with unparalleled leadership in industrial software and it is an honor to be joining this world-class team,” said Mr. Baker. “Asset-intensive companies are looking for strategic partners as they navigate the energy transition and l look forward to leading AspenTech’s finance organization at this pivotal time. AspenTech is well-positioned to capitalize on this tremendous opportunity as digital solutions and innovation remain fundamental drivers of our customers’ growth.”
On June 3rd, current interim Chief Financial Officer, Christopher Stagno will resume his role within AspenTech as Senior Vice President and Chief Accounting Officer. “I want to thank Chris for stepping in to serve as interim CFO during our search process. I look forward to working with Dave and Chris going forward to continue executing on our strategy and delivering long-term success for the company,” Pietri concluded.
About AspenTech
Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in asset-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.
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